malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

March 29, 2018

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	Lingerie Fighting Championships, Inc.
File No.:	000-55498

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission March 29, 2018 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

MaloneBailey LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas